EXHIBIT 15.1

September 26, 2006

InterSearch Group, Inc.

222 Kearny Street, Suite 550

San Francisco, California

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of InterSearch Group, Inc. and subsidiaries for the three-month and six-month periods ended June 30, 2006 and 2005, as indicated in our report dated August 8, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, is being incorporated by reference in this Registration Statement on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

HACKER, JOHNSON & SMITH PA

Tampa, Florida